NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES SECOND QUARTER

2017 FINANCIAL AND OPERATING RESULTS

Houston, Texas – August 3, 2017...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the quarter ended June 30, 2017, along with other recent developments. Highlights include:

•

Net income attributable to common stock of $224 million, or $0.45 per diluted share, and adjusted net income attributable to common stock of $40 million, or $0.08 per diluted share; improved substantially from a net loss attributable to common stock of $620 million and an adjusted net loss attributable to common stock of $34 million in the second quarter of 2016;

•	Net cash provided by operating activities of $266 million and net cash flow of $250 million, up 264% and 119%, respectively, compared to the second quarter of 2016;
•	Total net production of 222 Bcfe, an increase of approximately 9% compared to the first quarter of 2017 despite third-party gathering operational issues that are expected to be resolved later in 2017;
•	Added approximately 140 MMcf per day of new firm takeaway capacity to the portfolio in Northeast Appalachia at an average cost of $0.10 per Mcf;
•

Successfully drilled and completed an extended lateral well of over 12,000 lateral feet in Bradford County, Pennsylvania, delivering an initial production rate of over 37 MMcf per day, further demonstrating the improved economics of longer laterals that will be targeted throughout the portfolio;

•

Continued strong productivity from the first Company-drilled Utica well, with over 2 Bcf of cumulative production and a flat current producing rate of over 15 MMcf per day with current casing pressure of approximately 6,100 psi;

•	Further progressed learning of Moorefield acreage; and
•	Retired remaining $251 million of its outstanding 2018 bonds, leaving only $40 million in near-term debt, which is expected to be repaid upon maturity in October 2017.

“The core tenets of our focused strategy continue to generate value-adding and economic production growth, as demonstrated by our recent enhancement to well productivity and improving capital efficiency, while we invest within our capital plan,” said Bill Way, President and Chief Executive Officer of Southwestern Energy.  “The application of our operational learnings are driving dramatically improving well results and continue to produce material increases in value and diversification of the portfolio. Our innovative culture and operational excellence, coupled with our commitment to financial discipline, position us to deliver growing shareholder value moving forward.”

Financial Results for the Three and Six Months ended June 30
Southwestern Energy Company and Subsidiaries
	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
(in millions, except per share amounts)
Operating income (loss)	$188	$(492)	$454	$(1,592)
Adjusted operating income (loss) (non-GAAP measure)	$188	$(11)	$454	$(13)

Net income (loss) attributable to common stock	$224	$(620)	$505	$(1,779)
Adjusted net income (loss) attributable to common stock (non-GAAP measure)	$40	$(34)	$127	$(66)

Diluted earnings (loss) per share	$0.45	$(1.61)	$1.02	$(4.63)
Adjusted diluted earnings (loss) per share (non-GAAP measure)	$0.08	$(0.09)	$0.26	$(0.17)

Net cash provided by operating activities	$266	$73	$578	$165
Net cash flow (non-GAAP measure)	$250	$114	$568	$261

Exploration and Production Operating Results	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Production
Fayetteville (Bcf)	82	96	163	199
Northeast Appalachia (Bcf)	97	90	184	184
Southwest Appalachia (Bcfe)	43	38	79	78
Other (Bcfe)	–	1	–	1
Total production (Bcfe)	222	225	426	462
% Natural Gas	90%	90%	90%	90%

Average unit costs per Mcfe
Lease operating expenses	$0.89	$0.87	$0.89	$0.88
General & administrative expenses(1)	$0.23	$0.21	$0.22	$0.20
Taxes, other than income taxes(2)	$0.10	$0.09	$0.11	$0.09
Full cost pool amortization	$0.44	$0.35	$0.42	$0.42

(1)	Excludes $11 million and $69 million of restructuring charges for the three and six months ended June 30, 2016, respectively.
(2)	Excludes $3 million of restructuring charges for the six months ended June 30, 2016.

Realized Prices	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Natural Gas Price:
NYMEX Henry Hub Price ($/MMBtu)(1)	$3.18	$1.95	$3.25	$2.02
Discount to NYMEX(2)	(0.83)	(0.74)	(0.72)	(0.69)
Average realized gas price per Mcf, excluding hedges	$2.35	$1.21	$2.53	$1.33
Gain (loss) on settled financial basis derivatives ($/Mcf)	(0.15)	0.00	(0.08)	0.01
Gain (loss) on settled commodity derivatives ($/Mcf)	(0.05)	0.11	(0.10)	0.06
Average realized gas price per Mcf, including hedges	$2.15	$1.32	$2.35	$1.40

Oil Price:
WTI oil price ($/Bbl)	$48.28	$45.59	$50.10	$39.52
Discount to WTI	(7.72)	(13.13)	(8.02)	(14.09)
Average oil price per Bbl	$40.56	$32.46	$42.08	$25.43

NGL Price:
Average net realized NGL price per Bbl(3)	$11.25	$6.41	$12.22	$5.67
Percentage of WTI	23%	14%	24%	14%
(1)	Based on last day settlement prices from monthly futures contracts.
(2)	This discount includes a basis differential, physical basis sales, third-party transportation charges and fuel charges and excludes financial basis hedges.
(3)	Includes $0.04 per Bbl and $0.03 per Bbl of realized hedge gains for the three and six months ended June 30, 2017 and the impact of transportation costs.

Second Quarter of 2017 Financial Results

E&P Segment – The operating income from the Company’s E&P segment improved to $146 million for the second quarter of 2017, compared to an operating loss of $549 million during the second quarter of 2016, primarily due to the $470 million impairment of natural gas and oil properties and $11 million in restructuring charges during this period last year.  The increase in operating income was primarily due to the absence of impairments and restructuring charges and higher realized natural gas and liquids pricing.

Midstream Segment – Operating income for the Company’s Midstream segment, comprised of gathering and marketing activities, was $42 million for the second quarter of 2017, compared to $57 million for the same period in 2016.  The decrease in operating income was largely due to a decrease in volumes gathered resulting from lower production volumes in the Fayetteville Shale.

First Six Months of 2017 Financial Results

E&P Segment – The operating income from the Company’s E&P segment improved to $371 million for the first six months of 2017, compared to an operating loss of $1.7 billion during the first six months of 2016, primarily due to the $1.5 billion impairment of natural gas and oil properties and $72 million in restructuring charges during this period last year.  The increase in operating income was primarily due to the absence of impairments and restructuring charges, higher realized natural gas and liquids pricing and lower operating costs, partially offset by decreased production.

Midstream Segment – Operating income for the Company’s Midstream segment, comprised of gathering and marketing activities, was $83 million for the first six months of 2017, compared to $117 million for the same period in 2016, which included $3 million in restructuring charges.  The decrease in operating income was largely due to a decrease in volumes gathered resulting from lower production volumes in the Fayetteville Shale.

Capital Structure and Investments –  At June 30, 2017, the Company had total debt of approximately $4.4 billion and $3.3 billion in net debt.  In the second quarter, the Company retired its remaining 2018 notes and expects to retire the $40 million outstanding of its 2017 notes when they mature in October.

During the first six months of 2017, Southwestern invested a total of $615 million.  This included approximately $601 million invested in its E&P business, $12 million invested in its Midstream segment and $2 million invested for corporate and other purposes.  Of the $615 million, approximately $56 million was associated with capitalized interest and $51 million was associated with capitalized expenses.  The Company remains committed to aligning its capital investments with commodity prices and will adjust activity in order to protect the balance sheet.

Hedging Update

As of August 1, 2017, the Company had approximately 284 Bcf of its second half of 2017 forecasted gas production protected at an average swap or purchased put strike price of $3.02 per Mcf.  Including the protected volumes, the Company retained upside exposure on over half of its remaining forecasted 2017 volumes.  Additionally, the Company had approximately 407 Bcf of its 2018 forecasted gas production protected at an average swap or purchased put strike price of $2.98 per Mcf, with upside exposure on approximately 72%, or 295 Bcf, of those protected volumes up to $3.39 per Mcf. The Company also had approximately 108 Bcf of its 2019 forecasted gas production protected at an average purchased put strike price of $2.95 with upside exposure up to $3.32 per Mcf.

A detailed breakdown of the Company’s natural gas derivative financial instruments as of August 1, 2017 is shown below.  Please refer to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for complete information on the Company’s commodity, basis and interest rate protection.

		Weighted Average Price per MMBtu
	Volume (Bcf)	Swaps	Sold Puts	Purchased Puts	Sold Calls
Financial protection on production
2017
Fixed price swaps	168	$3.07	$–	$–	$–
Two-way costless collars	48	–	–	2.93	3.35
Three-way costless collars	68	–	2.29	2.97	3.30
Total	284
2018
Fixed price swaps	112	$3.00	$–	$–	$–
Two-way costless collars	23	–	–	2.97	3.56
Three-way costless collars	272	–	2.40	2.97	3.37
Total	407
2019
Three-way costless collars	108	$–	$2.50	$2.95	$3.32
Total	108

Sold call options
2017	43	$–	$–	$–	$3.68
2018	63	–	–	–	3.50
2019	52	–	–	–	3.50
2020	32	–	–	–	3.75
Total	190

Note: Amounts may not sum due to rounding

As of August 1, 2017, the Company had also taken steps to mitigate the volatility of basis differentials by protecting basis on approximately 210 Bcf of its second half of 2017 forecasted natural gas production at a basis differential to NYMEX natural gas prices of approximately ($0.69) per Mcf, which includes the impact of both physical and financial basis positions.  A detailed breakdown of the Company’s financial basis positions as of August 1, 2017 is shown below:

Financial basis positions (excludes physical positions)	Dominion South		TETCO M3		Total
	Volume (Bcf)	Basis Diff ($/MMBTU)	Volume (Bcf)	Basis Diff ($/MMBTU)	Volume (Bcf)	Basis Diff ($/MMBTU)

2017	54	($1.13)	32	($0.82)	86	($1.02)
2018	18	($1.19)	4	$0.87	22	($0.83)

E&P Operational Review

During the second quarter of 2017, Southwestern invested a total of approximately $318 million in the E&P business and participated in drilling 26 wells, completed 39 wells, and placed 44 wells to sales.

Three Months Ended June 30, 2017 E&P Division Results	Appalachia		Fayetteville
	Northeast	Southwest	Shale
Production (Bcfe)	97	43	82

Capital investments ($ in millions)
Exploratory and development drilling, including workovers	$114	$81	$20
Acquisition and leasehold	5	15	−
Seismic and other	4	1	1
Capitalized interest and expense	10	32	6
Total capital investments	$133	$129	$27

Gross operated well count summary
Drilled	16	8	1
Completed	19	15	5
Wells to sales	21	15	8

Realized Price
NYMEX Henry Hub Price ($/MMBtu)	$3.18	$3.18	$3.18
Discount to NYMEX ($/Mcf)(1)	$(0.95)	$(0.63)	$(0.75)
Average realized gas price, excluding hedges ($/Mcf)	$2.23	$2.55	$2.43
(1)	This discount includes a basis differential, physical basis sales, third-party transportation charges and fuel charges and excludes financial basis hedges.

During the first six months of 2017, Southwestern invested a total of approximately $601 million in the E&P business and participated in drilling 59 wells, completed 88 wells, and placed 93 wells to sales.

Six Months Ended June 30, 2017 E&P Division Results	Appalachia		Fayetteville
	Northeast	Southwest	Shale
Production (Bcfe)	184	79	163
Gross operated production as of June 30, 2017 (MMcfe/d)	1,265	783	1,288

Capital investments ($ in millions)
Exploratory and development drilling, including workovers	$211	$154	$53
Acquisition and leasehold	9	31	−
Seismic and other	5	1	1
Capitalized interest and expense	20	64	12
Total capital investments	$245	$250	$66

Gross operated well count summary
Drilled	33	16	9
Completed	39	31	18
Wells to sales	45	28	20

Realized Price
NYMEX Henry Hub Price ($/MMBtu)	$3.25	$3.25	$3.25
Discount to NYMEX ($/Mcf)(1)	$(0.70)	$(0.57)	$(0.78)
Average realized gas price, excluding hedges ($/Mcf)	$2.55	$2.68	$2.47
(1)	This discount includes a basis differential, physical basis sales, third-party transportation charges and fuel charges and excludes financial basis hedges.

Northeast Appalachia – In the second quarter of 2017, the Company placed 21 wells to sales which had an average lateral length of 5,530 feet and an average cost of $5.1 million per well.  The average rate for the first 30 days for the 16 wells that were online for at least 30 days was 12.5 MMcf per day, down from the first quarter of 2017 due to isolated third-party line pressure and infrastructure limitations that are expected to be resolved in the second half of the year.  The Company’s operations were impacted in the second quarter by a delay in the installation of a third-party gathering line in Susquehanna County that was expected to come online in early 2017 and a third-party compressor station that was unexpectedly taken offline in late June.  The gathering line installation is expected to be completed and in service during the fourth quarter of 2017, and the compressor station is expected to be recommissioned within the third quarter of 2017.  The Company has taken action to mitigate the effects of these interruptions, including utilizing the availability of its alternate transportation paths.

The Company’s Northeast Appalachia results continue to demonstrate the value of innovation and knowledge application while delivering continuous improvement, with the Company achieving some of its best wells ever drilled after seven years of development.  The learnings realized from extended laterals, lateral placement, completion intensity and optimized flow techniques represent a step change in how the Company is approaching well design to maximize value.  The most recent example is the Seymour 1H, which is demonstrating productivity among the top 10% of the Company’s wells drilled to date in Bradford County on a CLAT-adjusted basis.  This well, with a lateral length of over 12,000 feet, was successfully drilled over 90% within the targeted interval and delivered an initial production rate of 37.7 MMcf per day.  The Seymour 1H is roughly 20 miles away from the successful results that have been demonstrated in 50 Susquehanna County wells using the same enhancements.  These results show that these improvements create significant additional value in other areas.

To facilitate further growth, the Company added approximately 140 MMcf per day of new firm takeaway capacity to the portfolio at an average cost of $0.10 per Mcf.  The volumes utilizing this capacity will be indexed to Dominion South pricing, which has significantly improved in 2017 based on new infrastructure progress being made.  The basis at this hub is expected to continue to improve as additional progress is made later this year and throughout 2018, resulting in enhanced margins as this asset is further developed.

Southwest Appalachia – In the second quarter of 2017, Southwest Appalachia achieved record net operated production rates, surpassing 500 MMcfe per day in June, a growth of 40% since year-end 2016. Southwest Appalachia’s assets continue to provide optionality to maximize returns.  With the improved liquids pricing being realized, the Company’s development activities in 2017 have focused on the wet gas portion of the play.  With this focus and the optimization of the portfolio, Southwest Appalachia’s cash flow increased by over $35 million compared to the second quarter of 2016.  The Company expects NGL prices to strengthen further as a result of new Gulf Coast ethane cracker facilities coming online and continued expansion of ethane and propane export capacity.

Southwestern brought online 15 wells in Southwest Appalachia in the second quarter, 11 of which were both drilled and completed by Southwestern and four of which were drilled by the previous operator.  The 11 wells drilled and completed by Southwestern had an average lateral length of 7,627 feet and an average cost of $7.1 million per well.  During the second quarter, the Company continued to realize positive results from its completion design testing.  In Marshall County, Southwestern placed the Michael Dunn pad to sales in early April.  Through 110 days of production, the 4-well pad has cumulatively produced 4 Bcfe and is currently producing at a flat pad rate of 38 MMcfe per day, 44% of which is liquids, with an average flowing casing pressure of 2,400 psi.  The Company tested two wells on this pad with enhanced completions and these wells are currently flowing at an average of 1,050 Mcfe per day higher with an additional 250 psi higher flowing casing pressure, indicating improved performance versus the standard design.  The Company will continue to monitor these wells to further assess the well productivity and economic improvements resulting from these enhanced designs.

The Company’s first Utica well, the O.E. Burge 501H, continues to exhibit strong productivity, with cumulative production of over 2 Bcf in its first six flowing months.  The well is currently flowing at a flat rate of 15 MMcf per day with approximately 6,100 psi of casing pressure and the Company plans to hold the well at this rate into 2018 as part of its pressure management program.  Additionally, the Company drilled and completed its second Utica well in Washington County, PA and expects to place the well online and have initial results later in the year.

Fayetteville Shale – During the second quarter of 2017, the Company produced 82 Bcf from the Fayetteville Shale, compared to 81 Bcf in the first quarter of 2017, while generating yet another quarter of positive cash flow.  The Company’s Fayetteville E&P and gathering operations are expected to generate over $425 million of free cash flow in 2017.  This cash flow is a key component of the portfolio and supports the growth in the Appalachian basin.

Additionally, the Company placed eight wells to sales focusing on enhancing economics across the play.  Six of the wells placed online targeted the Fayetteville and two targeted the Moorefield.  The six Fayetteville wells had an average lateral length of 6,674 feet and average costs of $3.4 million per well and an average 30-day rate of 3.1 MMcf per day.

The two Moorefield wells had an average lateral length of 6,519 feet and an average cost of $4.3 million per well.  One well continued the previous success of this development and had a 30th-day rate of 5.0 MMcf per day and an initial EUR of 5.2 Bcf.  The second well encountered a fault during drilling, increasing the water rate and impacting the early well results.  The learnings from these two wells have been incorporated into the Company’s geologic model and it plans to continue to progress its learning of the Moorefield with additional results expected throughout the second half of 2017.

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash flow. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the Company may present from time to time are net debt, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and its E&P and Midstream segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the Company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the three and six months ended June 30, 2017 and June 30, 2016, and as of June 30, 2017 and December 31, 2016, as applicable. Non-GAAP financial measures should not be considered in isolation or as a substitute for the Company's reported results prepared in accordance with GAAP.

	3 Months Ended June 30,
	2017	2016
	(in millions)
Net income (loss) attributable to common stock:
Net income (loss) attributable to common stock	$224	$(620)
Add back:
Participating securities – mandatory convertible preferred stock	27	−
Impairment of natural gas and oil properties	−	470
Restructuring charges	−	11
(Gain) loss on certain derivatives	(173)	108
Gain on sale of assets, net	(2)	(2)
Loss on early extinguishment of debt	10	−
Adjustments due to inventory valuation and other	(1)	1
Adjustments due to discrete tax items(1)	(108)	216
Tax impact on adjustments	63	(218)
Adjusted net income (loss) attributable to common stock	$40	$(34)

(1)

Primarily relates to the exclusion of certain discrete tax adjustments associated with the valuation allowance against deferred tax assets.  The Company expects its 2017 income tax rate to be 38.0% before the impacts of any valuation allowance.

	6 Months Ended June 30,
	2017	2016
	(in millions)
Net income (loss) attributable to common stock:
Net income (loss) attributable to common stock	$505	$(1,779)
Add back:
Participating securities – mandatory convertible preferred stock	57	−
Impairment of natural gas and oil properties	−	1,504
Restructuring charges	−	75
(Gain) loss on certain derivatives	(319)	129
Gain on sale of assets, net	(3)	(2)
Loss on early extinguishment of debt	11	−
Adjustments due to inventory valuation and other	(1)	4
Adjustments due to discrete tax items(1)	(242)	647
Tax impact on adjustments	119	(644)
Adjusted net income (loss) attributable to common stock	$127	$(66)
(1)

Primarily relates to the exclusion of certain discrete tax adjustments associated with the valuation allowance against deferred tax assets.  The Company expects its 2017 income tax rate to be 38.0% before the impacts of any valuation allowance.

	3 Months Ended June 30,
	2017	2016
Diluted earnings (loss) per share:
Diluted earnings (loss) per share	$0.45	$(1.61)
Add back:
Participating securities - mandatory convertible preferred stock	0.06	−
Impairment of natural gas and oil properties	−	1.22
Restructuring charges	−	0.03
(Gain) loss on certain derivatives	(0.36)	0.28
Gain on sale of assets, net	(0.00)	(0.01)
Loss on early extinguishment of debt	0.02	–
Adjustments due to inventory valuation and other	(0.00)	0.00
Adjustments due to discrete tax items(1)	(0.22)	0.56
Tax impact on adjustments	0.13	(0.56)
Adjusted diluted earnings (loss) per share	$0.08	$(0.09)
(1)

Primarily relates to the exclusion of certain discrete tax adjustments associated with the valuation allowance against deferred tax assets.  The Company expects its 2017 income tax rate to be 38.0% before the impacts of any valuation allowance.

	6 Months Ended June 30,
	2017	2016
Diluted earnings (loss) per share:
Diluted earnings (loss) per share	$1.02	$(4.63)
Add back:
Participating securities - mandatory convertible preferred stock	0.11	−
Impairment of natural gas and oil properties	−	3.91
Restructuring charges	−	0.19
(Gain) loss on certain derivatives	(0.64)	0.34
Gain on sale of assets, net	(0.00)	(0.00)
Loss on early extinguishment of debt	0.02	–
Adjustments due to inventory valuation and other	(0.00)	0.01
Adjustments due to discrete tax items(1)	(0.49)	1.68
Tax impact on adjustments	0.24	(1.67)
Adjusted diluted earnings (loss) per share	$0.26	$(0.17)
(1)

Primarily relates to the exclusion of certain discrete tax adjustments associated with the valuation allowance against deferred tax assets.  The Company expects its 2017 income tax rate to be 38.0% before the impacts of any valuation allowance.

	3 Months Ended June 30,
	2017	2016
	(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$266	$73
Add back:
Changes in operating assets and liabilities	(16)	17
Restructuring charges	−	24
Net Cash Flow	$250	$114

	6 Months Ended June 30,
	2017	2016
	(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$578	$165
Add back:
Changes in operating assets and liabilities	(10)	50
Restructuring charges	−	46
Net Cash Flow	$568	$261

	3 Months Ended June 30,
	2017	2016
	(in millions)
Operating income (loss):
Operating income (loss)	$188	$(492)
Add back:
Impairment of natural gas and oil properties	–	470
Restructuring charges	–	11
Adjusted operating income (loss)	$188	$(11)

	6 Months Ended June 30,
	2017	2016
	(in millions)
Operating income (loss):
Operating income (loss)	$454	$(1,592)
Add back:
Impairment of natural gas and oil properties	–	1,504
Restructuring charges	–	75
Adjusted operating income (loss)	$454	$(13)

	3 Months Ended June 30,
	2017	2016
	(in millions)
E&P segment operating income (loss):
E&P segment operating income (loss)	$146	$(549)
Add back:
Impairment of natural gas and oil properties	–	470
Restructuring charges	–	11
Adjusted E&P segment operating income (loss)	$146	$(68)

	6 Months Ended June 30,
	2017	2016
	(in millions)
E&P segment operating income (loss):
E&P segment operating income (loss)	$371	$(1,709)
Add back:
Impairment of natural gas and oil properties	–	1,504
Restructuring charges	–	72
Adjusted E&P segment operating income (loss)	$371	$(133)

	June 30,	December 31,
	2017	2016
	(in millions)
Net debt:
Total debt	$4,381	$4,653
Subtract:
Cash and cash equivalents	(1,111)	(1,423)
Net debt	$3,270	$3,230

Southwestern management will host a teleconference call on Friday, August 4, 2017 at 10:00 a.m. Eastern to discuss its second quarter 2017 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Vice President, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We use the term "EUR" in this release that the SEC’s guidelines prohibit us from including in filings with the SEC.  The quarterly reserves data included in this release are estimates we prepared that have not been audited by our independent reserve engineers.  U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the Southwestern Energy Company website.

###

OPERATING STATISTICS (Unaudited)
Southwestern Energy Company and Subsidiaries

	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Exploration & Production
Production
Gas production (Bcf)	199	203	382	416
Oil production (MBbls)	565	586	1,084	1,193
NGL production (MBbls)	3,316	3,136	6,324	6,512
Total production (Bcfe)	222	225	426	462
Commodity Prices
Average realized gas price per Mcf, including derivatives	$2.15	$1.32	$2.35	$1.40
Average realized gas price per Mcf, excluding derivatives	$2.35	$1.21	$2.53	$1.33
Average realized oil price per Bbl	$40.56	$32.46	$42.08	$25.43
Average realized NGL price per Bbl	$11.25	$6.41	$12.22	$5.67
Summary of Derivative Activity in the Statement of Operations
Settled commodity amounts included in "Gain (Loss) on Derivatives" (in millions)	$(39)	$23	$(69)	$31
Unsettled commodity amounts included in "Gain (Loss) on Derivatives" (in millions)	$174	$(108)	$319	$(126)
Average unit costs per Mcfe
Lease operating expenses	$0.89	$0.87	$0.89	$0.88
General & administrative expenses (1)	$0.23	$0.21	$0.22	$0.20
Taxes, other than income taxes (2)	$0.10	$0.09	$0.11	$0.09
Full cost pool amortization	$0.44	$0.35	$0.42	$0.42
Midstream
Volumes marketed (Bcfe)	264	271	509	550
Volumes gathered (Bcf)	128	154	257	318
(1)	Excludes $11 million and $69 million of restructuring charges for the three and six months ended June 30, 2016, respectively.
(2)	Excludes $3 million of restructuring charges for the six months ended June 30, 2016.

STATEMENTS OF OPERATIONS (Unaudited)
Southwestern Energy Company and Subsidiaries

	For the three months ended		For the six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in millions, except share/per share amounts)
Operating Revenues
Gas sales	$471	$251	$974	$566
Oil sales	23	20	46	31
NGL sales	37	20	77	37
Marketing	250	196	503	394
Gas gathering	30	35	57	73
	811	522	1,657	1,101
Operating Costs and Expenses
Marketing purchases	253	197	504	393
Operating expenses	164	151	311	316
General and administrative expenses	58	56	108	110
Restructuring charges	–	11	–	75
Depreciation, depletion and amortization	123	107	229	250
Impairment of natural gas and oil properties	–	470	–	1,504
Taxes, other than income taxes	25	22	51	45
	623	1,014	1,203	2,693
Operating Income (Loss)	188	(492)	454	(1,592)
Interest Expense
Interest on debt	59	56	117	109
Other interest charges	3	2	5	4
Interest capitalized	(28)	(41)	(56)	(82)
	34	17	66	31

Gain (Loss) on Derivatives	134	(85)	250	(99)
Loss on Early Extinguishment of Debt	(10)	–	(11)	–
Other Income (Loss), Net	6	–	8	(3)

Income (Loss) Before Income Taxes	284	(594)	635	(1,725)
Benefit for Income Taxes
Deferred	–	(1)	–	–
Net Income (Loss)	284	(593)	635	(1,725)
Mandatory convertible preferred stock dividend	27	27	54	54
Participating securities - mandatory convertible preferred stock	33	–	76	–
Net Income (Loss) Attributable to Common Stock	$224	$(620)	$505	$(1,779)

Earnings (Loss) Per Common Share
Basic	$0.45	$(1.61)	$1.02	$(4.63)
Diluted	$0.45	$(1.61)	$1.02	$(4.63)
Weighted Average Common Shares Outstanding
Basic	496,419,815	385,594,815	494,753,391	384,232,831
Diluted	498,224,599	385,594,815	496,627,843	384,232,831

BALANCE SHEETS (Unaudited)
Southwestern Energy Company and Subsidiaries

	June 30, 2017	December 31, 2016
	(in millions)
ASSETS
Current assets	$1,579	$1,872
Property and equipment	25,108	24,489
Less: Accumulated depreciation, depletion and amortization	(19,767)	(19,534)
Total property and equipment, net	5,341	4,955
Other long-term assets	230	249
Total assets	7,150	7,076

LIABILITIES AND EQUITY
Current liabilities	821	1,064
Long-term debt	4,341	4,612
Pension and other postretirement liabilities	46	49
Other long-term liabilities	369	434
Total liabilities	5,577	6,159
Equity:
Common stock, $0.01 par value; 1,250,000,000 shares authorized; issued 505,893,345 shares as of June 30, 2017 (does not include 3,346,738 shares issued on July 17, 2017 on account of a dividend declared on June 21, 2017) and 495,248,369 as of December 31, 2016	5	5
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 6.25% Series B Mandatory Convertible, $1,000 per share liquidation preference, 1,725,000 shares issued and outstanding as of June 30, 2017 and December 31, 2016, conversion in January 2018	–	–
Additional paid-in capital	4,697	4,677
Accumulated deficit	(3,090)	(3,725)
Accumulated other comprehensive loss	(38)	(39)
Common stock in treasury; 31,269 shares as of June 30, 2017 and December 31, 2016, respectively	(1)	(1)
Total equity	1,573	917
Total liabilities and equity	$7,150	$7,076

STATEMENTS OF CASH FLOWS (Unaudited)
Southwestern Energy Company and Subsidiaries
	For the six months ended
	June 30,
	2017	2016
	(in millions)
Cash Flows From Operating Activities
Net income (loss)	$635	$(1,725)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	229	250
Impairment of natural gas and oil properties	–	1,504
Amortization of debt issuance costs	4	4
(Gain) loss on derivatives, unsettled	(319)	129
Stock-based compensation	12	17
Restructuring charges	–	29
Loss on early extinguishment of debt	11	–
Other	(4)	7
Change in assets and liabilities	10	(50)
Net cash provided by operating activities	578	165

Cash Flows From Investing Activities
Capital investments	(619)	(241)
Proceeds from sale of property and equipment	12	54
Other	1	1
Net cash used in investing activities	(606)	(186)

Cash Flows From Financing Activities
Payments on short-term debt	(287)	(1)
Payments on revolving credit facility	–	(3,268)
Borrowings under revolving credit facility	–	3,152
Payments on commercial paper	–	(242)
Borrowings under commercial paper	–	242
Change in bank drafts outstanding	3	(21)
Proceeds from issuance of long-term debt	–	1,191
Debt issuance costs	–	(16)
Preferred stock dividend	–	(27)
Other	–	(6)
Net cash provided by (used in) financing activities	(284)	1,004

Increase (decrease) in cash and cash equivalents	(312)	983
Cash and cash equivalents at beginning of year	1,423	15
Cash and cash equivalents at end of period	$1,111	$998

SEGMENT INFORMATION (Unaudited)
Southwestern Energy Company and Subsidiaries
	Exploration and Production	Midstream Services	Other	Eliminations	Total
	(in millions)
Three months ended June 30, 2017
Revenues	$526	$822	$–	$(537)	$811
Marketing purchases	–	731	–	(478)	253
Operating expenses	200	23	–	(59)	164
General and administrative expenses	50	8	–	–	58
Depreciation, depletion and amortization	107	16	–	–	123
Taxes, other than income taxes	23	2	–	–	25
Operating income	146	42	–	–	188
Capital investments (1)	318	6	1	–	325

Three months ended June 30, 2016
Revenues	$284	$559	$–	$(321)	$522
Marketing purchases	–	452	–	(255)	197
Operating expenses	196	21	–	(66)	151
General and administrative expenses	46	10	–	–	56
Restructuring charges	11	–	–	–	11
Depreciation, depletion and amortization	90	17	–	–	107
Impairment of natural gas and oil properties	470	–	–	–	470
Taxes, other than income taxes	20	2	–	–	22
Operating income (loss)	(549)	57	–	–	(492)
Capital investments (1)	73	–	1	–	74

Six months ended June 30, 2017
Revenues	$1,089	$1,680	$–	$(1,112)	$1,657
Marketing purchases	–	1,496	–	(992)	504
Operating expenses	381	50	–	(120)	311
General and administrative expenses	93	15	–	–	108
Depreciation, depletion and amortization	197	32	–	–	229
Taxes, other than income taxes	47	4	–	–	51
Operating income	371	83	–	–	454
Capital investments (1)	601	12	2	–	615

Six months ended June 30, 2016
Revenues	$620	$1,180	$–	$(699)	$1,101
Marketing purchases	–	955	–	(562)	393
Operating expenses	405	48	–	(137)	316
General and administrative expenses	91	19	–	–	110
Restructuring charges	72	3	–	–	75
Depreciation, depletion and amortization	217	33	–	–	250
Impairment of natural gas and oil properties	1,504	–	–	–	1,504
Taxes, other than income taxes	40	5	–	–	45
Operating income (loss)	(1,709)	117	–	–	(1,592)
Capital investments (1)	193	2	1	–	196
(1)

Capital investments includes increases of  $41 million and $27 million for the three months ended June 30, 2017 and 2016, respectively, and decreases of $11 million and $51 million for the six months ended June 30, 2017 and 2016, respectively, relating to the change in accrued expenditures between periods.